Exhibit 10.61

English Translation

SHARES PURCHASE AND SALE AGREEMENT

JAIME UGARTE LEE AND OTHER

TO

COMPAÑIA MINERA BARRICK CHILE LIMITADA

SANTIAGO, CHILE. December 26, 1997, before me, ARTURO CARVAJAL ESCOBAR, attorney, Notary Public, Regular of the Seventh Notary of this Department domiciled at Catedral Street, No. 1233, there appear: On the one hand and as “sellers” Mr. JAIME UGARTE ABREGO, Chilean, engineer, married, identity card number 7742672, domiciled at Ahumada 254, office No. 607, who appears on his own behalf, and in addition, jointly with Mr. JORGE FRANCISCO UGARTE ABREGO, Chilean, married, attorney, domiciled at Ahumada 254, office No. 607, national identity card number 7935161-K, on behalf of Mr. JAIME UGARTE LEE, and on the other hand and as “purchaser”, COMPAÑIA MINERA BARRICK CHILE LIMITADA, tax identification number 59710-2, limited liability company, in the business of mining, represented by Mr. KEVIN ATKINSON TEAR, British, married, Certified Public Accountant, foreigners identity card number 88241598-9 and Mr. MARCOS WARNER MUNOZ, Chilean, married, commercial engineer, identity card number 5856211-4, all domiciled at Pedro de Valdivia 100, 11 floor, Providencia, all of legal age and who evidence their identity with the above mentioned identity card numbers and state:

FIRST: Mr. JAIME UGARTE LEE is the owner of 2760 shares and Mr. JAIME UGARTE ABREGO is the owner of 300 shares, in both cases Serie B shares of COMPAÑIA MINERA NEVADA S.A., hereinafter also “the Company”, corporation incorporated by public deed dated February 7, 1983 granted before the Santiago Notary, Mr. Patricio Rios Vergara, alternate Notary to the regular Mr. Mario Farren Cornejo, an abstract of which was registered in the Registry of Commerce of the Santiago Real Estate Registrar, folio 3261, number, 1812, year number 1983. COMPAÑIA MINERA NEVADA S.A. was formed as a result of the transformation of the contractual mining company named COMPAÑIA MINERA NEVADA, originally incorporated on December 6, 1977, before the Santiago Notary Public Mr. Raul Undurraga Laso, alternate Notary to the regular Mr. Luis Azócar Alvarez, registered in folio 415, No.25 of the Property Registry of the Huasco Real State Registrar corresponding to year 1977.

SECOND: Mr. JAIME UGARTE LEE, sells, assigns and transfers herein 2760 Serie B shares in COMPAÑIA MINERA NEVADA S.A., which he owns, to COMPAÑIA MINERA BARRICK CHILE LIMITADA, and whose representatives hereby purchase, accept and acquire.

THIRD: Mr. JAIME UGARTE ABREGO on its turn, sells, assigns and transfers 300 Serie B shares in COMPAÑIA MINERA NEVADA S.A., which he owns, to COMPAÑIA MINERA BARRICK CHILE LIMITADA, and whose representatives hereby purchase, accept and acquire.

FOURTH: The shares are sold free of any debt, prohibition, lien or encumbrance. The sellers deliver to the purchaser herein and the purchaser’s representatives hereby assert to receive the stock certificates representing the shares that are being transferred.

FIFTH: The purchase price of the shares being sold by both Mr. JAIME UGARTE LEE and Mr. JAIME UGARTE ABREGO, totals the sum of seven million dollars of the United States of America, plus a variable price which will be determined according to the formula established in subsection (b) and subsequent sections of this clause. The sale price is distributed among the sellers in proportion to the shares that are sold hereby and is to be paid in the following manner:

(a) the sum of seven million dollars, currency of the United States of America, which the sellers personally and through his representative, as applicable, assert to receive to their full and complete satisfaction.

(b) a sum of three million and five hundred thousand dollars, currency of the United States of America, to be paid within a maximum of 10 days from the date when COMPAÑIA MINERA NEVADA S.A., or its successor in title to the mining concessions, has produced at least of 30,000 ounces of troy gold during a 30 consecutive day period.

(c) a sum of three million five hundred thousand dollars, currency of the United States of America, to be paid within 30 days following the date when COMPAÑIA MINERA NEVADA S.A., or its successor in title to the exploitation mining concessions, has completed 36 months of production of at least 30,000 ounces of troy gold, in a one month calendar period, whether they are consecutive or not.

(d) a sum equivalent to a variable percentage of the refined gold sales of COMPAÑIA MINERA NEVADA S.A., or its successor in title to the exploitation mining concessions, from the exploitation of the mining concessions owned at this time by that Company, as identified in Annex A, which is signed by the parties and is considered an integral part of this agreement, during each calendar quarter of operation, for a term of 120 years from this date. The value of the sales will be calculated according to the average daily price of refined gold known as “Cash Settlement” in the “London Bullion Broker”, “P.M. Fix” or “London Final”, during the respective quarter. If the “London Bullion Brokers” were to cease to exist or issue daily quotes for gold, all references to said entity would be understood to be made to the entity that replaces it and that establishes daily gold prices for gold of immediate delivery in an open global market.

The percentage to be paid will be calculated according to the following table for quarterly average gold price, determined as follows.

(1) If the average price of gold is US $325 per troy ounce or less, the percentage will be 0.75%.

(2) If the average price of gold is US $350 per troy ounce, the percentage will be 1%.

(3) If the average price of gold is US $375 per troy ounce, the percentage will be 1.25%.

(4) If the average price of gold is US $400 per troy ounce, the percentage will be 1.5%.

(5) If the average price of gold is US $500 per troy ounce, the percentage will be 2.6%.

(6) If the average price of gold is US $600 per troy ounce, the percentage will be 3.4%.

(7) If the average price of gold is US $700 per troy ounce, the percentage will be 4.2%.

(8) If the average price of gold is US $800 per troy ounce or more, the percentage will be 5%.

In the event that average gold prices per troy ounce are not provided specifically in the above table, the percentage to be paid will be determined using a straight interpolation between the prices and the percentages provided for in the table, rounding off the results to the nearest figure to two decimals of one percent.

For example, if the average price in a calendar quarter is US $390 dollars, the percentage to be paid will be 1.4 percent; if the average price is US $414 dollars, the percentage to be paid will be 1.65 percent; if the average price is US $415 dollars, the percentage to be paid will be 1.67 percent; and if the average price is US $535 dollars, the percentage to be paid will be 2.88 percent. For these purposes, the amount of gold will be determined by the number of troy ounces of refined gold produced by COMPAÑIA MNERA NEVADA S.A., or its successor in title to the exploitation mining concessions, or delivered to the Company or at its direction, by the Refinery, Smelter, or another Processor to which the Company has delivered minerals from the exploitation mining concessions referred to in Annex A, during a calendar quarter. Refined gold will be defined as the one that meets or exceeds the normally accepted commercial standards in the “commodities” market of London or the United States of America, as good delivery gold or “Bullion Gold”.

(e) a sum equivalent to a percentage based on the value of the sales of unrefined gold contained in the minerals or concentrates, precipitates, cathodes, leached products or any other product, whether it is final or intermediate, expressly excluding refined gold, that may have been sold by COMPAÑIA MINERA NEVADA S.A., or its successor in title to the exploitation mining concessions, from the exploitation of the mining concessions identified in Annex A. The sellers will have the right to a percentage from the sale of gold payable to COMPAÑIA MINERA NEVADA S.A., or its successor in title to the exploitation mining concessions, according to the settlements between the Company and the Refinery, Smelter and Processor or other purchaser, in market conditions, based on the exchange of analysis and/or on the corresponding arbitration or other mechanism to solve disputes as provided in the respective agreement, during a calendar quarter, without taking into account the eventual hedging. To determine the variable percentage to apply in a quarter, in accordance with the table established in the preceding subsection (d), it will be presumed that the average gold price is equal to the total price actually paid during the quarter, divided by the number of troy gold ounces paid according to the final settlements for that quarter.

For example, if the value of gold payable received by COMPAÑIA MINERA NEVADA S.A. or its successor in title to the exploitation mining concessions, in the quarterly settlements were $1 million dollars, for a total of 2985 payable troy gold ounces, the average price of gold would be US $335 dollars and the percentage to apply would be 0.85%; if the average payable price received by COMPAÑIA MINERA NEVADA S.A. or its successor is one quarter were US $2 million dollars for a total of 4651 payable troy gold ounces, the average price of gold would be US $430 and the percentage to apply would be 1.83%, and if the value of gold payable received by COMPAÑIA MINERA NEVADA S.A. or its successor in a quarter were US $2.5 million dollars, for a total of 4464 payable troy gold ounces, the average price of gold would be US $560 dollars and the percentage to apply would be 3.08%.

(f) a sum equivalent to a percentage of 1% of the value of actual sales from January 1, 2017 but not longer than 120 years from the date of this contract, of copper mineral, from COMPAÑIA MINERA NEVADA S.A., or its successor in title to the exploitation mining concessions, from such exploitation mining concessions identified in Annex A, during each calendar quarter of operation following the said date, without taking into consideration the eventual hedging and the net of the deductions identified below.

The value of sales for the corresponding quarter will be equivalent to the values payable to COMPAÑIA MINERA NEVADA S.A., or its successor in title to the exploitation mining concessions for copper, by the Refinery, Smelter or Processor to whom COMPAÑIA MINERA NEVADA S.A., or an authorized third party or its successor in title to the exploitation mining concessions, delivers in market conditions with the following deductions:

1) All costs and expenses related to the transportation of concentrates and/or external processing to COMPAÑIA MINERA NEVADA S.A. or its successor to the smelter, refinery or destination ports, that is, ground freight, storing expenses, boarding cost by third parties, maritime freight, insurance during the transport and other costs connected to said transportation.

2) All lease (maquila) costs and/or external processing costs to COMPAÑIA MINERA NEVADA S.A., or its successor, made by third parties, that is, charges for metallurgical roasting, copper reductions, charges for fusion, treatment, fines or penalties for impurities, losses, charges for refinement of copper and price participation, according to the stipulations normally found in these sale or lease (maquila) contracts.

3) All external costs and charges directly related to the sales of copper concentrated or metallic copper resulting from their leases (maquilas), that is, external fees, broker and insurance agency fees, storage, third party reviews, chemical analysis, and costs for arbitration proceedings for differences related to the metallic contents, if those were to exist.

4) Any encumbrance or tax applicable to the sales or the maritime freight of the products included in the corresponding statements, from an actual cost, that is, not recoverable by COMPAÑIA MINERA NEVADA S.A., or its successor. Copper will be considered sold in the quarter corresponding to the date of its settlement.

SIXTH: In the event that COMPAÑIA MINERA NEVADA S.A., or its successor in title to the exploitation mining concessions produces, acquires, processes or authorizes the processing of mineral substances that come from exploitation concessions different from those identified in Annex A, whether that happens with third parties or companies that are related with COMPAÑIA MINERA NEVADA S.A. or that said company is affiliated with, or with those where COMPAÑIA MINERA NEVADA S.A. has direct or indirect interest, the parties agree that such minerals, metals or metal concentrated from different sources can be mixed or commingled during the various mining processes or afterwards in any part of the post mining process, and that in such case, the charges described in the previous clause, will be made only with respect to the refined gold or unrefined gold, and after year 2017, for copper obtained or recovered from the metallic minerals and other mineralogical products, extracted from the exploitation concessions described in Annex A. For such purpose, COMPAÑIA MINERA NEVADA S.A. or its successor in title to the exploitation mining concessions will determine the weight or the volume, and will take samples and tests of the minerals and materials from said concessions before they are mixed or commingled. The weight, volume, sampling and analysis results will be made according to generally accepted principles and practices for sampling and analysis in the mining industry. The referred to weight, volume and test will serve as the base for the calculations of payments that are to be made according to this agreement, in the event of a sale of mixed products and minerals.

SEVENTH: All payments set forth in dollars from the United States of America are to be made in the national currency of Chile according to the observed dollar exchange rate set the day prior to the day of actual payment. If the observed dollar exchange rate ceases to exist, the exchange rate will be the average of the purchaser exchange rate certified, at the request of the company purchasing the dollar, for the day of actual payment, from any three of the following banks: Citibank, N.A., Banco de Chile, Banco Santiago, Banco de Credito e Inversiones y Banco Santander in Santiago Plaza, The amounts owed will not accrue interest, except in the event of delay or delinquency in the payment, where current interest rates will accrue.

EIGHTH: The sums to be paid quarterly will be paid within 30 days following the end of said calendar quarter, in Chilean currency. Each payment will be accompanied by documentation that supports the decision and calculation of the amount of refined or unrefined gold, and after year 2017 for copper produced in the mining concessions identified in Annex A, at the average gold price and at the agreed percentage. For all legal effects, the settlements disclosed by the purchasing company are believed to be correctly and properly calculated except if they are objected to in writing within a maximum term of 90 days following their presentation. No claims will be accepted after said term, so that the payments made according to the settlements not timely claimed, will be considered definitive and final.

COMPAÑIA MINERA BARRICK CHILE LIMITADA undertakes herein to have COMPAÑIA MINERA NEVADA S.A., to allow and put at the disposal of the joint representative of the sellers and/or independent auditors hired by the sellers, at their cost, all documents corresponding to the settlements and the production and sales calculations referred to above. The named auditors must be auditors from a company registered with the Superintendencia de Bancos of the Republic of Chile to perform audits and financial statements. To exercise this right, the sellers shall always act by mutual agreement trough a common representative appointed by public deed. This provision will apply to all successors and assignors of the sellers of any kind. On its turn, COMPAÑIA MINERA BARRICK CHILE LIMITADA hereby undertakes to impose to a third party that acquires the stocks in COMPAÑIA MINERA NEVADA S.A. the obligation to honor and accept all requirements and stipulations that are herein established in favor of the sellers, its successors or assignors. Likewise, in case of a transfer of the title to the exploitation mining concessions identified in Annex A, it commits that the new title holder will assume the obligation to provide any existing information.

NINTH: The sellers, acting by mutual consent, may choose to have the payments corresponding to the percentage of refined gold Production described in the proceeding subsection (d), clause five, to be made by the delivery of physical gold, provided they give at least 60 days notice to the purchaser prior to the date of the respective payment. This option will only be available provided that the legal rules and regulations of the Central Bank of Chile allow it and provided that this does not trigger additional costs. The sellers will not have the right to this option with respect to unrefined gold that may be found in minerals concentrated. Likewise, the sellers, acting by mutual consent may opt to have the payment of the shares purchase price referred to in this contract made in dollars, currency of the United States of America, but only as allowed under the rules and regulations of the Central Bank of Chile.

TENTH: The parties hereby assert that nothing in this agreement may be interpreted as an obligation assumed by the purchaser, acting by itself, or on behalf of COMPAÑIA MINERA NEVADA S.A., or its successor in title to the exploitation mining concessions, to carry out the exploitation of the mining concessions described in Annex A or to assure that the exploitation will have a predetermined term, characteristic or production.

ELEVENTH: For all purposes of this agreement, the references to refined gold or “bullion gold” or “gold for good delivery” are understood to be made to a mineral gold with a content of 99.5% of pure gold. Likewise, the references to the “hedging” concept shall be understood as all actions with the purpose to secure or determine a future sales price of gold.

TWELFTH: The parties assert that Annex A describes both exploitation mining concessions and exploration mining concessions, understanding for all legal purposes that the second claims are considered to be included in Annex A as soon as they turn into exploitation mining concessions, in all or part.

THIRTEENTH: Mr. KEVIN ATKINSON TEAR and MARCOS WARNER MUNOZ, acting also on behalf of BARRICK GOLD CORPORATION, a corporation organized under the laws of Ontario, Canada with domicile at Royal Bank Plaza, South Tower, 27 Floor, Toronto, Canada, state hereby, in the representation they are vested with, that they agree to have BARRICK GOLD CORPORATION as a joint debtor with COMPAÑIA MINERA BARRICK CHILE LIMITADA with respect to the obligations that arise for the latter from this agreement. This guarantee will continue to be in force even if COMPAÑIA MINERA NEVADA S.A. is no longer affiliated with BARRICK GOLD CORPORATION or in the event the exploitation mining concessions of Annex A are transferred to a third party. These stipulations are of the essence of this agreement for the parties and they have been determinant for its execution.

FOURTEENTH: For all legal purposes, the parties fix their domicile in the city of Santiago and submit to the jurisdiction of its courts. THE AUTHORITY of Mr. JAIME AND JORGE UGARTE ABREGO to act on behalf of Mr. JAIME UGARTE LEE, is evidenced in the general power of attorney granted by public deed before the Notary of Santiago, Mr. Juan Ricardo San Martin Urrejola on the first of

September of 1995, which is not inserted at the request of the parties as it is known to them. THE AUTHORITY of MR. KEVIN ATKINSON TEAR and MR. MARCOS WARNER MUNOZ to act on behalf of COMPAÑIA MINERA BARRICK CHILE LIMITADA is evidenced in the public deed granted on July 31, 1997, before the Santiago Notary Mr. EDUARDO AVELLO CONCHA, which is not inserted at the request of the parties as it is known to them. THE AUTHORITY of MR. KEVIN ATKINSON TEAR and MR. MARCOS WARNER MUNOZ to act on behalf of BARRICK GOLD CORPORATION is evidenced in the power of attorney public deed granted before the Notary Public of Ontario, Canada, Sybill Fisa Veeman dated December 16, 1997 and recorded in the Santiago Notary of Mr. Arturo Carvajal Escobar, on December 22, 1997, which is not inserted at the request of the parties as it is known to them.

AS PROOF and after reading the document, those appearing before me hereby sign. COPY IS GIVEN. I WITNESS.